=============================================================================
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   -----

                               SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934
                             (Amendment No. 1)

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

              ------------------------------------------------
                        FAIRFIELD COMMUNITIES, INC.
              (Name of Registrant as Specified in its Charter)

                        FAIRFIELD COMMUNITIES, INC.
                 (Name of Person(s) Filing Proxy Statement)
              ------------------------------------------------

Payment of Filing Fee (Check the appropriate box):
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:
=============================================================================

                         Fairfield Communities, Inc.
                              2800 Cantrell Road
                        Little Rock, Arkansas  72202

                 ----------------------------------------
                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                 ----------------------------------------

Dear Stockholder:


     The Annual Meeting of Stockholders of Fairfield Communities, Inc. (the "Company") will be held on Thursday, May 9, 1996, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, for the following purposes:

     1.  To elect nine members of the Board of Directors; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     The Board of Directors has nominated certain individuals for election to serve as directors. The Board of Directors recommends that you vote for these nominees.

     The close of business on March 25, 1996 has been fixed as the record date for the meeting. All stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.


     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxies are solicited by the Company's Board of Directors. The return of the proxy will not affect your right to vote in person if you attend the meeting. A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1995 is either enclosed or has been previously mailed to you.

                                        By Order of the Board of Directors


                                        /s/ Marcel J. Dumeny
                                            Marcel J. Dumeny
                                            Secretary

April 8, 1996


         TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE
          COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE
                   ACCOMPANYING POSTAGE PREPAID ENVELOPE.

                         Fairfield Communities, Inc.
                            2800 Cantrell Road
                         Little Rock, Arkansas  72202
                               (501) 664-6000

                               Proxy Statement
                                     for
                       Annual Meeting of Stockholders
                          To Be Held May 9, 1996

                                INTRODUCTION

General


     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board" or the "Board of Directors") of Fairfield Communities, Inc. (the "Company") for use at the 1996 Annual Meeting of Stockholders (the "Annual Meeting"), to be held on Thursday, May 9, 1996, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and any adjournments or postponements thereof. At the Annual Meeting, the holders (sometimes referred to herein as "stockholders") of common stock, $0.01 par value per share, of the Company (the "Common Stock"), will be asked to elect as directors the individuals nominated by the Board (collectively, the "Nominees" and each individually a "Nominee") and to approve, consent to, ratify or otherwise transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board knows of no other business that will be presented for stockholder action at the Annual Meeting.

     The mailing address of the principal executive offices of the Company is P.O. Box 3375, Little Rock, Arkansas 72203. This Proxy Statement is first being mailed to stockholders of the Company on or about April 8, 1996.


Record Date, Solicitation and Revocability of Proxies

     The Board has selected March 25, 1996 as the record date (the "Record Date") for the Annual Meeting. Only those stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 9,946,553 shares of Common Stock issued and outstanding. Stockholders will be entitled to one vote for each share of Common Stock held by them of record at the close of business on the Record Date on any matters properly brought before the Annual Meeting for a vote. A list of the stockholders of the Company will be available at the Company's principal executive offices in Little Rock, Arkansas for at least 10 days prior to the Annual Meeting for examination by any stockholder for any purpose germane to the Annual Meeting.

     Proxies in the form enclosed are solicited by the Board. Shares of Common Stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. IF NO INSTRUCTIONS ARE INDICATED, SHARES OF COMPANY COMMON STOCK WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING FOR A VOTE. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER MAY ALSO VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES, TO OBTAIN A QUORUM OR TO OBTAIN SUFFICIENT VOTES TO APPROVE THE PROPOSALS.

     A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by any one of the following actions: (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date than the proxy being revoked or (iii) appearing in person at the Annual Meeting and voting in person. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: Fairfield Communities, Inc., P.O. Box 3375, Little Rock, Arkansas 72203, Attention: Marcel J. Dumeny, Secretary.

     The Company will bear the expense of preparing and mailing the proxy materials and may use regular employees and associates, without additional compensation, to request, by telephone or otherwise, the return of proxies or attendance at the Annual Meeting. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock, and the Company will reimburse such brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with the forwarding of such materials. The Company has retained Morrow & Co., Inc. to aid in the solicitation of proxies. The fee to be paid by the Company to such firm is estimated to be $3,000, plus reimbursement for out-of-pocket costs and expenses.

     Abstentions and broker non-votes will be included in the number of shares deemed present or represented at the Annual Meeting, or any adjournments or postponements thereof, for purposes of determining whether a quorum exists. Abstentions and broker non-votes with regard to matters brought before the Annual Meeting, or any adjournments or postponements thereof, will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained. With regard to the election of directors, votes may be cast in favor of or withheld from each Nominee.
Votes that are withheld will be excluded entirely from the vote and will have no effect.

Votes Required

     Provided a quorum is present, the affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote is required for election of each of the Nominees. Stockholders may not cumulate their votes.

                      PROPOSAL 1 - ELECTION OF DIRECTORS

General


     The Board is comprised of one class of directors, elected annually. Each director serves a one-year term (and, in each case, until his or her respective successor is duly elected and qualified). The Nominees have been nominated for the nine director positions. The number of directors, currently set at nine, is fixed from time to time by or in the manner provided in the Company's Fourth Amended and Restated Bylaws (the "Bylaws").

     Information regarding the Nominees is set forth below. Each of the Nominees, except for Les R. Baledge, Bryan D. Langton and Charles D. Morgan, Jr., is currently serving as a director of the Company. Mr. Ronald Langley began serving as a director in May 1995. Messrs. Russell A. Belinsky, Ernest
D. Bennett, III, Philip L. Herrington and William C. Scott began serving as directors in September 1992. Mr. John W. McConnell has been a director of the Company since March 1990. Mr. Daryl J. Butcher, whose current term as a director expires at the time of the Annual Meeting, is not standing for reelection as a director.


     A plurality of the votes of the Common Stock cast at the Annual Meeting (or any adjournments or postponements thereof) is required to elect directors. Each Nominee has consented to being named in this Proxy Statement and to serve if elected. If a Nominee should for any reason become unavailable for election, proxies may be voted with discretionary authority by the proxy holder for a substitute designated by the Board.

     The Board recommends that stockholders vote FOR the election of the Nominees. Proxies solicited by the Board will be so voted unless stockholders specify in their proxies a contrary choice.

Nominees for Election as Directors


     Les R. Baledge, age 38, Senior Member, Rose Law Firm, a Professional Association.


     Russell A. Belinsky, age 35, Managing Director, Chanin and Company, an investment banking company, since December 1994. From 1990 to December 1994, Mr. Belinsky was Senior Vice President and Principal of Chanin and Company and Senior Vice President and Principal of GTC Capital Partners. Director, Furr's/Bishop's, Inc., a restaurant company, since February 1996. From 1986 to 1990, Mr. Belinsky was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom.

     Ernest D. Bennett, III, age 43, partner at the law firm of Taylor, Philbin, Pigue, Marchetti and Bennett since June 1992. From 1989 to May 1992, Mr. Bennett served as General Counsel at Robert Orr/Sysco Food Services Company. From 1980 to 1989, Mr. Bennett was a partner at the law firm of Camp and Bennett.

     Philip L. Herrington, age 43, President and Chief Executive Officer of Herrington, Inc., a private investment and business advisory firm involved in resort and real estate development and management, since 1986. President and Chief Operating Officer of Destin Guardian Corporation, a real estate development company, since 1989.

     Ronald Langley, age 51, Chairman of Quaker Holdings Limited, an investment banking firm, since October 1992. Chairman, since 1995, and Director, since 1993, of Physicians Insurance Company of Ohio, an insurance company. Director of Summit Global Management, Inc., a subsidiary of Physicians Insurance Company of Ohio which acts as a registered investment company, since 1995. Director, PC Quote, Inc., an information retrieval company, since 1995.

     Bryan D. Langton, age 59, Chairman of Holiday Inns, Inc., an owner, franchiser and manager of hotels, since February 1990. President and Chief Executive Officer of Holiday Inns, Inc. from February 1990 to March 1996. Director, Bass PLC, a hospitality, food, drink and electronic entertainment company, and parent company of Holiday Inns, Inc., since 1985. Director, Wachovia Bank of Georgia NA. Director, National Service Industries Inc., a textile rental, chemical, lighting equipment, insulation and envelope product and services company, since 1993.

     John W. McConnell, age 54, President and Chief Executive Officer of the Company since 1991; President and Chief Operating Officer from 1990 to 1991; Senior Vice President and Chief Financial Officer from 1986 to 1990.

     Charles D. Morgan, Jr., age 53, Chairman, President and Chief Executive Officer of Acxiom Corporation, a data processing, facilities management and software provider to the direct marketing, mail order, catalogue sales and publishing industries and to marketing firms engaged in prospect generation. Mr. Morgan joined Acxiom Corporation in 1972 as Vice President, becoming Chairman and Chief Executive Officer in 1975 and President in 1991. Director, Boatmen's National Bank of Conway.

     William C. Scott, age 59, President and Director of Summit Care Corporation, a developer and operator of retirement and convalescent centers, since 1985.

       INFORMATION ABOUT THE COMMITTEES AND COMPENSATION OF THE BOARD

Board Committees

     During 1995, there were eight meetings of the Board. With the exception of Mr. Langley, all of the directors attended at least 75 percent of the aggregate number of meetings of the Board and all committees on which they served. Mr. Langley attended four of the five Board meetings following his May 1995 election as a director and did not attend the one meeting of a committee on which he served following his election.

     The Board currently has three standing committees. Certain information regarding the function of these standing committees, their membership and number of meetings held during 1995 follows.


     The Audit Committee, which met three times during 1995, recommends to the Board a firm to serve as the independent public accountants for the Company and monitors the performance of such firm; reviews and approves the scope of the annual audit and quarterly reviews and evaluates with the independent public accountants the Company's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; and evaluates public financial reporting documents of the Company. From January 1, 1995 to May 11, 1995, the members of the Audit Committee were Messrs. Ernest D. Bennett, III (Chairman), Daryl
J. Butcher and J. Steven Wilson, who ceased serving as a director at the time of the 1995 annual meeting of stockholders. From May 11, 1995 to November 17, 1995, the members of the Audit Committee were Messrs. Ernest D. Bennett, III (Chairman), Daryl J. Butcher and Ronald Langley. From November 17, 1995 to the present, the members of the Audit Committee are Messrs. Ernest D. Bennett, III (Chairman), Daryl J. Butcher and William C. Scott.


     The Compensation Committee, which met two times during 1995, reviews the administration of the Company's employee benefit plans and takes certain actions (including, where appropriate, the making of recommendations to the Board) with respect to the Company's compensation policies. From January 1, 1995 to November 17, 1995, the members of the Compensation Committee were Messrs. Russell A. Belinsky (Chairman), William C. Scott and Philip L. Herrington. From November 17, 1995 to the present, the members of the Compensation Committee are Messrs. Russell A. Belinsky (Chairman), Philip L. Herrington and Ronald Langley.

     During 1995, the Board established a Nominating Committee to review and recommend to the Board proposed nominees for directors of the Company. The members of the Nominating Committee are Messrs. Philip L. Herrington (Chairman), Russell A. Belinsky and John W. McConnell. The Nominating Committee, which met two times during 1995, considers stockholder recommendations which are submitted in writing and addressed to the attention of the Secretary of the Company. Any recommendation should include the name and address of the stockholder making the recommendation and the number of shares owned by said stockholder, the candidate's name and address, a summary of the candidate's educational background and business or professional experience during the past five years, the names of any corporations of which the candidate is or has been a director and any other information the proposing stockholder considers relevant in evaluating the candidate's qualifications. The recommendation also should indicate the candidate's willingness to serve if nominated and selected.

Directors' Compensation

     The Company has a policy of compensating only outside directors for attendance at meetings of the Board and meetings of Board committees. During 1995, outside directors received $1,000 for each in-person Board and Board committee meeting and $750 for each telephonic Board or Board committee meeting in which they participated, plus a $1,750 monthly retainer. Compensation payments to directors totaled $176,935 for 1995. The Company also reimburses directors for travel and out-of-pocket expenses incurred in connection with attendance at meetings.

     The Company's First Amended and Restated 1992 Warrant Plan (the "1992 Warrant Plan") provides for the grant of non-qualified stock warrants to certain key employees and directors to purchase up to 1,000,000 shares of Common Stock. Warrants under the 1992 Warrant Plan are to be granted at prices not less than the fair market value of such shares on the date of grant and may be exercisable for periods of up to 10 years from the date of grant. During 1995, warrants were granted to outside directors to purchase a total of 3,000 shares each of Common Stock. These warrants were granted effective November 17, 1995 at an exercise price of $7.125 per share, and become exercisable on the first anniversary of the date of grant.

                      COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table summarizes the compensation of the Chief Executive Officer (the "CEO") and each of the other four most highly compensated executive officers (collectively, the "named executive officers") for each of the last three years:
                                                      Long Term
                             Annual Compensation    Compensation
                             -------------------    ------------
                                                     Securities
                                                     Underlying  All Other
   Name and                                           Warrants/   Compen-
   Principal                                            SARS      sation
   Position               Year    Salary     Bonus       (#)        (4)
   --------               ----    ------     -----     -------    -------
   John W. McConnell      1995   $275,000   $261,565      -      $114,377
     President and        1994    275,000    275,000      -       109,993
     Chief Executive      1993    275,000    185,625      -        68,054
     Officer

   Clayton G. Gring, Sr.  1995    198,077    164,073      -        82,990
     Senior Vice          1994    150,000    183,750      -        55,381
     President and        1993    150,000     37,500   100,000     35,877
     Chief Operating
     Officer (1)

   Marcel J. Dumeny       1995    175,000     85,277      -        38,691
     Senior Vice          1994    175,000     87,500      -        62,915
     President, General   1993    175,000     67,411      -        41,071
     Counsel and
     Secretary

   Robert W. Howeth       1995    175,000     85,865      -        51,477
     Senior Vice          1994    173,823     88,429      -        61,409
     President, Chief     1993    164,800     49,440   100,000     33,795
     Financial Officer
     and Treasurer (2)

   Morris E. Meacham      1995    120,000     84,562      -        42,538
     Vice President (3)   1994    121,539    157,692      -        78,980
                          1993    200,000     72,051      -        43,589

- --------------------

(1)  On January 23, 1996, Mr. Gring was elected Chief Operating Officer.

(2)  During 1994, Mr. Howeth was elected Chief Financial Officer.

(3)  Prior to January 1, 1994, Mr. Meacham served as Executive Vice
     President.

(4) Compensation in 1995 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $5,220; Mr. Gring - $5,220; Mr. Dumeny - $5,220; Mr. Howeth - $5,220 and Mr. Meacham - $5,220), (b) allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell - $11,879; Mr. Gring - $6,523; Mr. Dumeny - $1,196; Mr. Howeth
     - $3,089 and Mr. Meacham - $1,535), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $5,724; Mr. Gring - $10,155; Mr. Dumeny - $1,475; Mr. Howeth - $1,600 and Mr. Meacham - $3,053) and (d) allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell - $91,554; Mr. Gring - $61,092; Mr. Dumeny - $30,800; Mr. Howeth - $41,568 and Mr. Meacham - $32,730).

     Compensation in 1994 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $7,849; Mr. Gring - $6,724; Mr. Dumeny - $7,568; Mr. Howeth - $7,553 and Mr. Meacham - $7,849), (b) allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell - $14,252; Mr. Gring - $2,036; Mr. Dumeny - $5,158; Mr. Howeth
     - $4,752 and Mr. Meacham - $8,214), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $5,392; Mr. Gring - $9,121; Mr. Dumeny - $1,189; Mr. Howeth - $1,598 and Mr. Meacham - $2,661) and (d) allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell - $82,500; Mr. Gring - $37,500; Mr. Dumeny - $49,000; Mr. Howeth - $47,506 and Mr. Meacham - $60,256).

     Compensation in 1993 includes (a) contributions to the Company's Savings/Profit Sharing Plan (Mr. McConnell - $10,513; Mr. Gring - $6,307; Mr. Dumeny - $10,513; Mr. Howeth - $8,579 and Mr. Meacham - $10,513), (b) allocated benefits under the Company's Excess Benefit Plan (Mr. McConnell - $7,225; Mr. Dumeny - $334 and Mr. Meacham - $719), (c) dollar amounts of premiums paid on life insurance policies for the benefit of the named executives officers' respective designated beneficiaries (Mr. McConnell - $4,941; Mr. Gring - $11,209; Mr. Dumeny - $1,135; Mr. Howeth - $1,485 and Mr. Meacham - $2,357) and (d) allocated benefits under the Company's Key Employee Retirement Plan (Mr. McConnell
     - $45,375; Mr. Gring - $18,361; Mr. Dumeny - $29,089; Mr. Howeth -
     $23,731 and Mr. Meacham - $30,000).

                           EMPLOYEE BENEFIT PLANS

Savings/Profit Sharing Plan

     The Company's Savings/Profit Sharing Plan (the "Savings/Profit Sharing Plan") covers substantially all employees with one year or more of credited service. This plan includes a profit sharing feature, with annual employer discretionary contributions, and a 401(k) feature, which allows employee elective salary deferrals, with the Company currently matching a portion of such deferrals. Participants are fully vested in their profit sharing and matching accounts after seven years of credited service. The Company's contribution to the Savings/Profit Sharing Plan totaled $0.6 million for 1995.

Excess Benefit Plan

     The Excess Benefit Plan (the "Excess Benefit Plan") is a non-qualified, unfunded plan established to provide designated employees with benefits to compensate for certain limitations imposed by federal law on the amount of compensation which may be considered in determining employer contributions to participants' accounts under the profit sharing feature of the Savings/Profit Sharing Plan. Participants' accounts under the Excess Benefit Plan are credited with amounts that, except for the limits of the Internal Revenue Code, would have been contributed to such participants' accounts under the profit sharing feature of the Savings/Profit Sharing Plan. Participants' accounts under the Excess Benefit Plan vest in accordance with the vesting schedule for profit sharing accounts under the Savings/Profit Sharing Plan. Interest is credited to the participants' accounts annually at the base (prime) rate of interest charged by The First National Bank of Boston. Participants' accounts under the Excess Benefit Plan were credited by a total of $0.1 million for 1995.

Key Employee Retirement Plan

     The Key Employee Retirement Plan (the "Key Employee Retirement Plan") is a non-qualified, unfunded plan established to provide certain senior executives of the Company with retirement benefits. Under the Key Employee Retirement Plan, participants' accounts are credited on each January 1 by a percentage of each participant's preceding year's total cash compensation.
In general, the benefit percentage can range from 0% to 20%, depending on the Company's three-year moving average rate of return on stockholders' equity. Participants' accounts are fully vested after seven years of service or upon the occurrence of a change in control of the Company, death of the participant, termination of employment due to total disability or retirement on or after the age 55, in each case while employed by the Company. Interest is credited to participants' accounts monthly at the base (prime) rate of interest charged by The First National Bank of Boston, as in effect on the first banking day of each year. Participants' accounts were credited by a total of $0.3 million for 1995.

Stock Warrants

     The Company's 1992 Warrant Plan provides for the grant of non-qualified stock warrants to purchase up to 1,000,000 shares of Common Stock. Under the 1992 Warrant Plan, the Compensation Committee of the Board of Directors ("Compensation Committee") may grant to "key" employees warrants to purchase shares of Common Stock at prices not less than the fair market value of such shares on the date of grant. "Key" employees are determined by the Compensation Committee, and may include executive officers, and other officers and employees of the Company and its subsidiaries. Warrants may be exercisable for periods up to 10 years from the date of grant. There were no stock warrants granted to any named executive officer during 1995.

Warrant Exercises In Last Year And Year-End Warrant Values

     The following table sets forth certain information concerning the number of unexercised warrants at December 31, 1995. There were no warrants exercised by any named executive officer during 1995.

                                                     Value of Unexercised
                         Number of Securities            in-the-Money
                   Underlying Unexercised Warrants         Warrants
                             at Year End                at Year End(1)
                             -----------                --------------

    Name             Exercisable  Unexercisable    Exercisable  Unexercisable
    ----             -----------  -------------    -----------  -------------

John W. McConnell     150,000          -           $618,750       $   -

Clayton G. Gring, Sr.  40,000        60,000         165,000        247,500

Marcel J. Dumeny      100,000          -            412,500           -

Robert W. Howeth       40,000        60,000         165,000        247,500

Morris E. Meacham     100,000          -            412,500           -

- --------------------

(1) The dollar amounts shown represent the amount by which the product of the number of shares purchasable upon the exercise of the related warrants and the December 31, 1995 closing market price of $7.125 per share exceeds the aggregate purchase price payable upon such exercise.

Employment Arrangements and Termination of Employment Arrangements

     The Company entered into employment agreements (the "Employment Agreements"), effective September 1, 1992, with Messrs. John W. McConnell and Marcel J. Dumeny (the "Executives"). The Employment Agreements are for initial terms of three years, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or the Executives prior to the expiration of the initial or any renewal term, and provide for (a) initial annual base salaries to Messrs. McConnell and Dumeny of $275,000 and $175,000, respectively, (b) Company paid term life insurance coverage equal to two times their respective base salaries, (c) the grant to Messrs. McConnell and Dumeny of warrants, exercisable through August 31, 2002, to purchase 150,000 and 100,000 shares, respectively, of Common Stock, at an exercise price equal to $3.00 per share, with 25% of such warrants vesting (and becoming non-cancelable, regardless of whether or not the Executive thereafter remains employed by the Company) on each of September 1, 1992, August 31, 1993, August 31, 1994 and August 31, 1995, and (d) incentive compensation programs at the discretion of the Board of Directors. If, during the term of the Employment Agreements, an Executive is terminated (i) for any reason, other than "for cause" (as defined in the Employment Agreements), death or disability, or (ii) at the Executive's option due to "Constructive Discharge" (as defined in the Employment Agreements), then such Executive shall receive termination pay, subject to the limitations of
Section 280G of the Internal Revenue Code, equal to 150% of his highest annualized salary prior to termination. No termination pay is due to any Executive who voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability.

     Effective January 1, 1994, Mr. Meacham entered into an employment contract (the "Employment Contract") as Vice President of Special Projects. The Employment Contract is for a three-year term, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Mr. Meacham prior to the expiration of the initial or any renewal term, and provides for an annual base salary of $120,000. The Employment Contract also provides for payment of annual incentive bonuses upon such terms as the Board may deem appropriate. If, during the term of the Employment Contract, Mr. Meacham is terminated (a) for any reason, other than "for cause" (as defined in his Employment Contract), death or disability, or (b) at his option due to "Constructive Discharge" (as defined in his Employment Contract), then Mr. Meacham is entitled to termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to (i) $180,000, if his termination date occurs at any time during the period from December 31, 1995 through December 30, 1996, and (ii) $120,000, if his termination date occurs at any time from and after December 31, 1996. No termination pay is due to Mr. Meacham if he voluntarily resigns, is terminated "for cause" or ceases to be employed as a result of death or disability, except that Mr. Meacham may elect to terminate his employment effective December 31, 1996 and receive $120,000, to partially compensate him for his willingness to terminate his prior employment agreement, which provided for significantly higher base salary and termination pay, and enter into the Employment Contract. Mr. Meacham is also entitled to Company paid term life insurance coverage in the amount of $400,000. On March 12, 1996, Mr. Meacham, with the Company's consent, took an unpaid personal leave of absence, which may extend through all or part of the remainder of 1996.

     During 1993, the Company entered into Severance Pay Agreements (the "Severance Pay Agreements") with Messrs. Gring and Howeth. The Severance Pay Agreements extend through August 31, 1995, with automatic one-year extensions, unless at least nine months' termination notice is given by either the Company or Messrs. Gring or Howeth prior to the expiration of the initial or any renewal term. If, during the term of the Severance Pay Agreements, Messrs. Gring or Howeth is terminated (i) for any reason, other than "for cause" (as defined in the Severance Pay Agreements), death or disability, or (ii) at Messrs. Gring's or Howeth's option, due to "Constructive Discharge" (as defined in the Severance Pay Agreements), then Messrs. Gring or Howeth shall receive termination pay, subject to the limitations of Section 280G of the Internal Revenue Code, equal to 150% of their highest annualized base salary prior to termination. No termination pay is due to Messrs. Gring or Howeth if they voluntarily resign, are terminated "for cause" or cease to be employed as a result of death or disability. Messrs. Gring and Howeth have also been separately granted Company paid term life insurance coverage in amounts equal to two times their respective base salaries.

     On September 1, 1992, the Company granted Mr. Meacham a warrant, exercisable through August 31, 2002, to purchase 100,000 shares of Common Stock, at an exercise price equal to $3.00 per share. The warrant is fully vested and non-cancelable, regardless of whether or not Mr. Meacham remains employed by the Company. On September 29, 1993, the Company granted Messrs. Gring and Howeth warrants, with a term of 10 years from the date of grant (subject to earlier termination if Messrs. Gring or Howeth ceases to be employed by the Company), to purchase 100,000 shares each of Common Stock at an exercise price equal to $3.00 per share, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant. Also during 1993, the Company granted two other executive officers warrants, with a term of 10 years from the date of grant (subject to earlier termination if either employee ceases to be employed by the Company), to purchase, in the aggregate, 40,000 shares of Common Stock at an exercise price equal to $3.00 per share, with 20% of such warrants vesting on each of the first through fifth anniversaries following the date of grant.

Report on Executive Compensation

     The following Report on Executive Compensation (the "Report") and the performance graphs in the next section shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to Regulations 14A or 14C of the SEC or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document.

INTRODUCTION

     The Compensation Committee of the Company's Board of Directors (the "Committee") reviews, considers for approval and administers the granting of benefits under all compensation programs for officers of the Company holding the position of Vice President or above (the "Officers"). More specifically, on an annual or more frequent basis, the Committee reviews and considers for approval recommendations of the Chief Executive Officer ("CEO") for salary, incentive compensation and stock warrant grants to the other Officers of the Company and recommends to the Board of Directors the salary, incentive compensation and stock warrant grants to the CEO. The actions taken by the Committee are reported to the Board of Directors, which exercises final approval authority over compensation decisions.

     From January 1, 1995 to November 17, 1995, the members of the Committee were Russell A. Belinsky, Chairman of the Committee, Philip L. Herrington and William C. Scott. From November 17, 1995 through December 31, 1995, the members of the Committee were Russell A. Belinsky, Chairman of the Committee, Philip L. Herrington and Ronald Langley. No member of the Committee is a current or former employee or officer of the Company or any of its subsidiaries. Except as otherwise stated, the Report discusses the Committee's compensation policies applicable to the officers of the Company at the executive level (the "Executive Officers"), including the relationship between the Company's performance and executive compensation, and describes the specific bases on which the Committee made compensation decisions in 1995 with regard to the CEO.

     During 1993, the Internal Revenue Code (the "Code") was amended, adding
Section 162(m), which, in general, limits the deductibility of annual compensation paid after January 1, 1994 to the CEO and four other most highly compensated executive officers to $1,000,000, subject to certain exceptions. The Internal Revenue Service in December 1995, published final regulations implementing this limitation. The limitation is not currently expected to result in the loss of any tax deductions for the Company's cash compensation programs, but may result in a limitation on the amount of tax deduction taken in connection with certain awards under the Company's stock warrant plan, since the ultimate value of the stock warrants is open-ended, depending upon the market price for the Company's common stock at the time the warrants are exercised, as compared to the exercise price. Warrants granted to three of the named Executive Officers of the Corporation, including the CEO, for a total of 350,000 shares of the Company's common stock, pre-date the February 17, 1993 transition date established for application of Section 162(m) of the Code and, based upon the Company's review of the final regulations implementing Section 162(m), are not believed to be subject to the $1,000,000 limit on tax deductibility. Payments under the Excess Benefit and Key Employee Retirement Plans count towards the Section 162(m) limitation and accordingly may, when aggregated with other compensation subject to the
Section 162(m) limitation, such as income from the exercise of certain of the stock warrants, result in a limitation on the deductibility of benefits paid under such plans. The Company has no current plans to amend the stock warrant plan, Excess Benefit Plan or Key Employee Retirement Plan, or to take other actions, to comply with the exemptions from the limitation, but intends to monitor the Company's tax situation, the Company's compensation practices and developments in this area of the tax law in future years, to determine whether its executive compensation plans should be amended, or other action taken, to meet the deductibility requirements of the tax law.

POLICY AND OVERALL COMPENSATION OBJECTIVES

     The Committee's general policy is to provide Officers of the Company with competitive compensation opportunities, which are internally equitable, including short and long term incentive awards based upon meeting or exceeding business and/or individual performance goals. These performance goals are annually reflected as specific targets designed primarily to reflect measures of profitability and shareholder return (e.g., stock price) and, secondarily, management priorities, which change over time. The actual target levels and relative weights of each measure are subjectively determined by the Committee, on an annual basis.

COMPARABLE COMPENSATION INFORMATION

     During 1995, the Committee retained William M. Mercer, Incorporated ("Mercer"), a national consulting firm experienced in executive compensation matters, to review the compensation programs of the Company applicable to the named Executive Officers. The Committee believed that it was desirable to update the work done by Mercer in 1994, particularly since the Company operates in a line of business for which comparable compensation information is not readily available. Mercer's 1995 study of the Company's compensation programs for the named Executive Officers (the "Study") included base salary, total cash compensation (salary plus short term incentives), short term incentive compensation practices, long term incentive/capital accumulation practices and retirement benefits. In developing market comparables, because of a lack of data from other publicly traded companies whose primary focus is the vacation ownership business, the Study relied upon a composite of a number of published surveys of executive compensation, for public and private companies of similar size, which Mercer independently compiled in the normal course of its business. All survey data were updated to a July 1, 1995 comparison date.

     The Study found that the named Executive Officers' base salaries (after giving effect to the increase, discussed below, in Mr. Gring's base salary) ranged from 84% to 107% of the market average for similar positions, with the average of the five named Executive Officers' base salaries being 94% of the market average for similar positions. Based upon the Company's growth during the latter half of 1995, projected growth during 1996 and Mercer's forecast of executive salary increases in 1996, Mercer determined that the average base salaries of the named Executive Officers will be 10% to 12% below marketplace salaries for companies of comparable size. The Study also compared total cash compensation (salary plus short term cash incentives) earned for 1994 (adjusted to reflect Mr. Gring's 1995 increase in base salary) to survey data, and determined that the named Executive Officers' total compensation was at approximately the 75th percentile of the comparison group. Mercer found the Company's compensation programs for the named Executive Officers to be more heavily weighted towards "at risk" short term incentive compensation than base salary, as compared to other companies in the survey group. The Study said that this was consistent with the Company's desire to maintain a strong link between financial performance and executive pay. In analyzing short term incentive practices, Mercer determined that the overall cash compensation levels were reflective of the growth the Company experienced in revenues, earnings, stockholders' equity and stock price.

     The Study examined survey companies' practices concerning the issuance of long-term incentive awards to their five key executives and concluded that, assuming a stock price of $7.00 per share, the Committee should consider annual warrant grants to purchase approximately 122,000 shares of common stock for the named Executive Officers, as a group. In view of the limited amount of stock remaining available for grant under the Company's warrant plan, Mercer suggested that consideration be given either to replenishing the plan with shares in the near future or to exploring cash based long term incentive programs, as an alternative, in order to prevent shareholder dilution.

     The Study reviewed the Company's retirement plan for the named Executive Officers. Mercer found that the basic concept underlying the Key Employee Retirement Plan, which is to replace approximately 40% of the average of the last three years' cash compensation (salary plus short term incentive compensation) for an executive with 20 years of service, is consistent with how other companies provide for executive retirement. Mercer noted that the Key Employee Retirement Plan differs from most other companies' plans by incorporating a performance requirement, measured by return on stockholders' equity, which only provides for an accrual of 4% of cash compensation if a minimum 5% to 8% moving average rate of return on stockholders' equity is met, with a maximum accrual of 20% of cash compensation for achieving an 18% or greater moving average rate of return on stockholders' equity over the three year measurement period. Mercer observed that achieving the highest rate of stockholders' return every year for a number of years could result in a retirement benefit above market levels, but that this would be a result of the performance feature, which Mercer found to be a strength, consistent with the Company's overall performance based compensation philosophy. Mercer also noted that all of the participants in the Key Employee Retirement Plan served with the Company as executive officers prior to the implementation of the plan, and in some cases without many years remaining until retirement, and that if the Company achieves above average performance, the higher percentage accruals will permit these employees to realize retirement benefits more consistent with their longer terms of service, prior to adoption of this plan.

EXECUTIVE COMPENSATION PROGRAM COMPONENTS

     The four components of the Company's compensation programs for Executive Officers are (i) base salary, (ii) short term cash incentive compensation award (bonus) plans, (iii) long term incentive award programs (stock warrants) and (iv) benefits, each of which is discussed in detail below.

     Base Salary. Except for an increase in Mr. Gring's base salary to $200,000 per year, which Mercer determined in its Study to be 92% of the market salary level, the Committee determined not to grant salary increases during 1995 to the other Executive Officers. This decision reflects the Committee's preference to emphasize performance based incentive compensation over base salary.

     Short Term Cash Incentive Compensation. The short term cash incentive compensation plans applicable to the Executive Officers for 1995 were designed to provide the potential for the participants to earn performance based maximum awards ranging, on an individual basis, from approximately 15% to 120% of base salary, depending on job function and scope of responsibility. All but one of the Executive Officers' incentive compensation plans were tied in whole or in substantial part to the level of the Company's pre-tax earnings for 1995, as compared to budget. 1995 performance resulted in awards just below the maximum established levels for this incentive target. Other significant performance goals for 1995 included
(a) increasing the trading price of the Company's common stock, which was partially achieved, (b) acquiring properties for new or replacement inventory for vacation ownership sites having at least $10 million in annual sales potential, with a qualifying property acquisition occurring during 1995 in Myrtle Beach, South Carolina, (c) selling certain non-core assets, for which two named Executive Officers received awards totaling $62,159, based upon achieving in excess of $12 million of qualifying net asset sales proceeds,
(d) developing, and obtaining Board approval for, a plan for a new vacation club product, which was achieved, (e) acquiring property management contracts meeting certain qualifications, which was not achieved, and (f) establishing a financing vehicle for the Company's contract receivables on more attractive terms than existing alternatives, which was not achieved. Short term cash incentive compensation for 1995 for the five named Executive Officers decreased by approximately 14% from 1994.

     Long Term Incentive Awards. The Committee believes that stock warrant grants are desirable to align the interests of the Executive Officers and the stockholders. In determining whether to grant stock warrants, the Committee reviews the relationship of vested and unvested long-term compensation awards to cash compensation, the desirability of providing additional incentives to increase shareholder value and the potential for individual contribution to affect the Company's performance. In light of the Committee's subjective evaluation of these factors, during 1995, the Committee elected not to recommend any additional awards of stock warrants to Executive Officers, primarily due to the amount of stock warrants previously granted to the Executive Officers, all of which remained outstanding unexercised at year-end.

     Benefits. The Company's benefit programs include optional life, health, dental and disability coverages and participation in a tax qualified Savings/Profit Sharing Plan, all of which are generally available to qualifying employees of the Company. In addition, as disclosed under the heading "Compensation of Executive Officers - Employment Arrangements and Termination of Employment Arrangements", the named Executive Officers have been granted additional Company paid term life insurance and are entitled to certain severance benefits, in the event that their employment is terminated by the Company, other than "for cause" or by reason of death or disability.

     The Company's contributions to the Savings/Profit Sharing Plan totaled $625,987 for 1995, which amount was calculated as being 5% of the pre-contribution, pre-tax profit of the Company for 1995, net of the amounts allocated to the Excess Benefit Plan, discussed below. This percentage was unchanged from the previous two years. The Company in 1994 adopted a non-qualified, unfunded Excess Benefit Plan, due to limitations on the amount of compensation which can be considered, under the Code, for highly compensated participants in determining contribution allocations to individual profit sharing plan accounts. Accounts were established under the Excess Benefit Plan for all employees of the Company who were affected by such limitations. A total of $61,013 was allocated for 1995 under the Excess Benefit Plan to twenty-two participants' accounts, to reflect the additional contributions which would have been allocated to such participants' accounts under the profit sharing plan in the absence of the Code limitation, of which $24,221 was allocated to the accounts of the five named Executive Officers and the remaining $36,792 was allocated primarily to the accounts of employees in sales and sales management positions whose compensation subjected them to the compensation limitations, none of whom was an Executive Officer of the Company. In addition, during 1995, participants' accounts under the Excess Benefit Plan accrued interest at 8.5%, which was the base (prime) lending rate in effect on January 3, 1995 at The First National Bank of Boston.

     The Company in 1994 adopted a non-qualified, unfunded Key Employee Retirement Plan. Under the Key Employee Retirement Plan, an account is established for each of the named Executive Officers, with a book entry credited on January 1 of each year, based upon the Benefit Percentage determined under the plan multiplied by each participant's prior year's total cash compensation. The Benefit Percentage ranges from 0% to 20%, depending upon the three year moving average rate of return on the Company's stockholders' equity, with tiers ranging, on the low side, from "less than 5%" return on stockholders' equity, generating a Benefit Percentage of "0%", to, on the high side, an "18% or greater" return on stockholders' equity, generating a Benefit Percentage of 20%. The tier levels of return on stockholders' equity were established subjectively, using as reference points the average rates of return on stockholders' equity achieved by companies comprising the S&P 500 and the Dow Jones Industrials. For 1995, the Benefit Percentage was 16%, based upon the average of the Company's 1993, 1994 and 1995 returns on stockholders' equity being 16.5%, resulting in an aggregate benefit allocation for all participants of $257,744. In addition, during 1995, participants' accounts under the Key Employee Retirement Plan accrued interest at 8.5%, which was the base (prime) lending rate in effect on January 3, 1995 at The First National Bank of Boston.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     During 1995, the base salary of Mr. John W. McConnell, President and CEO of the Company, remained unchanged. Mr. McConnell was paid short term cash incentive compensation awards totaling approximately 95% of base salary, based upon (i) the Corporation's pre-tax earnings for 1995, as compared to budget, resulting in an incentive award equal to approximately 67% of base salary, and (ii) the trading price of the Corporation's stock during 1995, as compared to hurdle levels subjectively established by the Committee, resulting in an incentive award equal to approximately 28% of base salary.

     As noted above, Mr. McConnell was not awarded any stock warrants or other long term incentives during 1995. Mr. McConnell received benefit allocations for 1995 (a) determined on a basis consistent with all other participating employees of the Company, of $5,220 under the Savings/Profit Sharing Plan, (b) determined on a basis consistent with all affected employees, of $11,879 under the Excess Benefit Plan and (c) determined on a basis consistent with all named Executive Officers, of $91,554 under the Key Employee Retirement Plan. As noted above, Mr. McConnell has been granted Company paid term life insurance, at a premium cost in 1995 of $5,724.

             Compensation Committee of the Board of Directors

From January 1, 1995                                   From November 17, 1995
to November 17, 1995:                              through December 31, 1995:

Russell A. Belinsky, Chairman                   Russell A. Belinsky, Chairman
Philip L. Herrington                                     Philip L. Herrington
William C. Scott                                               Ronald Langley


Performance Graph

     The following graph shows the annual cumulative stockholder return for the periods from December 31, 1990 through July 2, 1992 and September 1, 1992 through December 31, 1995, following assumed investments of $100 each in shares of Company common stock on each of December 31, 1990 and September 1, 1992, respectively. All shares of Company common stock, $.10 par value (the "Old Common Stock"), that were outstanding and traded during the period of December 31, 1990 through July 2, 1992 were canceled prior to the Company's reorganization in September 1992, under Chapter 11 of the United States Bankruptcy Code (the "Reorganization"), and no distributions were made on account of interests in such securities. All shares of Common Stock that are currently outstanding are shares that were issued after September 1, 1992 (and after cancellation of the Old Common Stock) pursuant to, or following, the Reorganization.

        COMPARISON OF CUMULATIVE TOTAL RETURN OF COMPANY COMMON STOCK BEFORE AND AFTER REORGANIZATION WITH THE S&P 500 AND NASDAQ U.S.
 INDEXES AND NYSE AND NASDAQ MARKET CAPITALIZATION PEER GROUPS (1),(2),(3)

  OLD COMMON STOCK
                                12/31/90    12/31/91    7/2/92
   FAIRFIELD COMMUNITIES          100        143.00       0.00
   S&P 500                        100        130.40     130.68
   NYSE PEER GROUP                100         97.78     124.80
   NASDAQ U.S.                    100        160.56     154.18
   NASDAQ PEER GROUP              100        155.41     124.92

  NEW COMMON STOCK
                           9/1/92  12/31/92   12/31/93   12/31/94   12/31/95
   FAIRFIELD COMMUNITIES    100     100.00     300.00     366.67     475.00
   S&P 500                  100     106.26     116.92     118.46     162.93
   NYSE PEER GROUP          100     108.76     112.65     143.67     122.38
   NASDAQ U.S.              100     120.66     138.52     135.40     191.33
   NASDAQ PEER GROUP        100     102.94     106.61     125.74     129.77

- -------------------

(1) The amounts plotted in the left-hand box entitled "Old Common Stock" in the graph represent the cumulative total return of the Old Common Stock outstanding prior to the Company's Reorganization (i.e., during the period December 31, 1990 through July 2, 1992 when trading in the Old Common Stock was suspended permanently by the New York Stock Exchange ("NYSE")), which amounts are compared with (i) the S&P 500 Index, a broad equity market index, (ii) the National Association of Securities Dealers, Inc.'s Automated Quotations System ("NASDAQ") Stock Market U.S. Index, (iii) a peer group constructed of NYSE listed companies with similar market capitalization (the "NYSE Market Capitalization Peer Group") and (iv) a peer group constructed of NASDAQ listed companies with similar market capitalization (the "NASDAQ Market Capitalization Peer Group"). During 1995, the Company's Common Stock was listed for trading on The NASDAQ Stock Market, until December 20, 1995, when the Company's Common Stock was listed for trading on the NYSE.

(2) The data which appear in the right-hand box entitled "New Common Stock" in the graph compare the cumulative total return of the new Common Stock outstanding subsequent to the Company's Reorganization (i.e., during the period September 1, 1992 through December 31, 1995) with (i) the S&P 500 Index, (ii) the NASDAQ Stock Market U.S. Index, (iii) the NYSE Market Capitalization Peer Group and (iv) the NASDAQ Market Capitalization Peer Group.

(3) The Company's primary operation is the Leisure Products business, with the major sources of revenue and profitability being the sale of vacation ownership intervals and interest income from installment contracts receivable originated in connection with such sales. Only a few other publicly held companies engage in this line of business. Prominent among this limited group are The Walt Disney Company, Hilton Hotels Corporation and Host Marriott Corporation, which are (i) diversified, with such companies' similar product segments providing substantially less than 50% of such companies' revenues, and (ii) substantially larger, in terms of revenue, assets and market capitalization, than the Company. Because of these factors, the Company elected to compare the performance of its stock to the S&P 500 Index and the NYSE Market Capitalization Peer Group. Because of the prior listing of the Common Stock on The NASDAQ Stock Market, the Company's proxy statement for the 1995 Annual Meeting contained a comparison of the performance of the Company's common stock to the NASDAQ Stock Market U.S. Index and the NASDAQ Market Capitalization Peer Group. Because of the December 20, 1995 listing of the Common Stock on the NYSE, the Company is required to use a broad based index which includes companies listed on the NYSE, and has elected also to change the market capitalization peer group from NASDAQ listed companies to NYSE listed companies. Pursuant to applicable SEC requirements, the stock performance graph has been prepared to compare the performance of the Company's common stock to the two NASDAQ Stock Market based indices used in the proxy statement for the 1995 Annual Meeting, as well as the two NYSE based indices chosen by the Company for use in this Proxy Statement.

     The NYSE Market Capitalization Peer Group is comprised of 10 NYSE companies immediately above and below the Company's December 31, 1995 market capitalization ($87.974 million), as follows: Zapata Corp.
     (ZAP); Mestek, Inc. (MCC); Katy Industries (KT); ICF Kaiser Intl, Inc.
     (ICF); American Media (ENQ); Wackenhut Corp. (WAK); Advest Group, Inc.
     (ADV); Mid-American Waste Systems (MAW); Oriental Bank & Trust (OBT); Wainco Oil Co. (WOL); Levitz Furniture, Inc. (LFI); Nashua Corp. (NSH); Zemex (ZMX); Genesco, Inc. (GCO); Cooper Companies (COO); Talley Industries (TAL); Watsco (WSO); Gray Communications Sys. (GCS); Cooker Restaurant (CGR); and Worldtex (WTX).

     The NASDAQ Market Capitalization Peer Group is comprised of 10 NASDAQ companies immediately above and below the Company's December 31, 1995 market capitalization, as follows: Sullivan Dental Products (SULL); Easco, Inc. (ESCO); Staar Surgical Co. (STAA); Arakis Energy Corp. (AKSEF); Norand Corp. (NRND); Paradigm Technology, Inc. (PRDM); Parkvale Financial Corp. (PVSA); Richardson Electric Ltd. (RELL); PSC Inc.
     (PSCX); Patrick Industries, Inc. (PATK); Ottawa Financial Corp. (OFCP); Sangstat Medical Corp. (SANG); Bachman Information Systems (BACH); Atkinson (G.F.) Co. (ATKN); Bally Gaming Intl, Inc. (BGII); Norton McNaughton, Inc. (NRTY); Mecon Inc. (MECN); HMN Financial, Inc. (HMNF); Biocryst Pharmacueticals (BCRX); and Sun Bancorp, Inc. (SUBI).

                    BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

     The following table sets forth certain information as of February 29, 1996 with respect to any persons known by the Company to be the beneficial owner of more than five percent of the Common Stock:

Name and Address of                    Amount and Nature of        Percent of
Beneficial Owner                       Beneficial Ownership         Class (b)
- ------------------                     --------------------        ----------

Physicians Insurance Company of Ohio
13515 Yarmouth Drive, NW                    1,962,126(a)              19.7%
Pickerington, Ohio  43147

- ------------------

(a) A report on Schedule 13D has been filed with the SEC by Physicians Insurance Company of Ohio and two of its wholly-owned subsidiary companies ("PICO") indicating that PICO has sole voting and dispositive power over 1,962,126 shares. The foregoing information has been included in reliance upon, and without independent verification of, the disclosures contained in the above-referenced report on Schedule 13D.

(b) Calculated based on 9,946,553 shares outstanding as of February 29, 1996. The total amount of Common Stock to be issued after resolution of all claims under the plan of reorganization will differ from the amount of Common Stock outstanding at February 29, 1996. Consequently, the ownership interest of existing stockholders will be diluted.

Directors and Executive Officers

     The following table sets forth certain information as of February 29, 1996 with respect to the beneficial ownership of the Company's Common Stock by each of the non-management directors and nominees, each of the named executive officers and by all directors, director nominees and executive officers as a group. Except as noted, each individual named has sole investment and voting power with respect to his shares of Common Stock.


                                             Amount and Nature of   Percent of
                  Name of Beneficial Owner     Beneficial Owner       Class
                  -----------------------      ----------------       -----
Non-Management    Les R. Baledge                  482,761(a)           4.9
  Directors and   Russell A. Belinsky               9,000(b)            *
  Director        Ernest D. Bennett, III            5,000(b)            *
  Nominees        Daryl J. Butcher                 15,000(b)            *
                  Philip L. Herrington              5,000(b)            *
                  Ronald Langley                        0(c)            0
                  Bryan D. Langton                      0               0
                  Charles D. Morgan, Jr.                0               0
                  William C. Scott                 25,000(d)            *
Named Executive   John W. McConnell               208,000(e)           2.1
Officers          Clayton G. Gring, Sr.            40,024(f)            *
                  Marcel J. Dumeny                136,000(f)           1.4
                  Robert W. Howeth                 63,000(f)            *
                  Morris E. Meacham               100,000(f)           1.0
All Directors and Executive
  Officers as a Group                           1,105,785             10.6(g)

- ----------------------

 *   Beneficial ownership represents less than 1% of the outstanding shares.

(a) Includes 2,176 shares held directly and indirectly by Mr. Baledge's wife, as to which Mr. Baledge disclaims beneficial ownership.

(b) Includes 5,000 shares that each of the indicated persons has the right to acquire (through the exercise of warrants) within 60 days after February 29, 1996.

(c) Excludes 1,962,126 shares held by PICO, as to which Mr. Langley disclaims beneficial ownership.

(d) Includes 5,000 shares which Mr. Scott has the right to acquire (through the exercise of warrants) within 60 days after February 29, 1996. Includes 20,000 shares held by Mr. Scott's wife, as to which Mr. Scott disclaims beneficial ownership.

(e) Includes 150,000 shares which Mr. McConnell has the right to acquire (through the exercise of warrants) within 60 days after February 29, 1996. Includes 53,000 shares held by Mr. McConnell's wife, as to which Mr. McConnell disclaims beneficial ownership.

(f) Includes shares that each of the indicated persons has the right to acquire (through the exercise of warrants) within 60 days after February 29, 1996, as follows: Marcel J. Dumeny (100,000), Robert W. Howeth (40,000), Clayton G. Gring, Sr. (40,000) and Morris E. Meacham (100,000).

(g) Calculated based on 10,417,553 shares outstanding as of February 29, 1996, which includes 471,000 shares that the directors and executive officers have the right to acquire (through the exercise of warrants) within sixty days after February 29, 1996. The total amount of Common Stock to be issued after resolution of all claims under the plan of reorganization will differ from the amount of Common Stock outstanding at February 29, 1996. Consequently, the ownership interest of existing stockholders will be diluted.


Certain Business Relationships

     For many years, the Company and certain of its subsidiaries have utilized the services of various outside attorneys, including Mr. Baledge, a senior member of the Rose Law Firm, a Professional Association. During 1995, the Company and such subsidiaries paid the firm approximately $781,910 for legal services and related disbursements.


Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and certain persons who own more than 10% of its Common Stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1995, and written representations from certain reporting persons, the Company believes that all filing requirements have been complied with as they apply to its directors, executive officers and persons who own more than 10% of the Common Stock, except that a Form 4 was filed late by Russell A. Belinsky, Ernest D. Bennett, III, Daryl J. Butcher, Philip L. Herrington, Ronald Langley and William C. Scott with respect to stock warrants granted in November 1995 to each of the outside directors of the Company to purchase 3,000 shares of the Company's Common Stock.

Independent Public Accountants

     The Board has selected Ernst & Young LLP to serve as independent public accountants for the Company. The independent public accountants have audited the financial statements of the Company for the fiscal year ended December 31, 1995 and performed such other nonaudit services as the Company requested.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have the opportunity to make a statement, if he or she so desires, and is also expected to be available to respond to appropriate questions from stockholders.

Stockholder Proposals


     If stockholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the stockholders, such proposals must be submitted on a timely basis and must meet the requirements established by the SEC. Stockholder proposals for the Company's 1997 annual meeting of stockholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 9, 1996. Such stockholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Stockholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.


Additional Information Available

     A copy of the Form 10-K as filed with the SEC will be provided without charge to each person solicited who submits a written request therefor, stating that such person was a beneficial owner of Common Stock on March 25, 1996, addressed to Robert W. Howeth, Treasurer, Fairfield Communities, Inc., 2800 Cantrell Road, Little Rock, Arkansas 72202.

Other Business

     Management does not know of or intend to bring before the Annual Meeting any other business. If, however, any other business should be presented to the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

     WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PREPAID RETURN ENVELOPE.

                                         By Order of the Board of Directors,


                                         /s/ Marcel J. Dumeny
                                             Marcel J. Dumeny
                                             Secretary

Little Rock, Arkansas

April 8, 1996

                              FORM OF PROXY CARD

                          FAIRFIELD COMMUNITIES, INC.

          This Proxy is Solicited on Behalf of the Board of Directors
         of Fairfield Communities, Inc. for use at the Annual Meeting
                  of Stockholders to be held on May 9, 1996


     The undersigned hereby appoints John W. McConnell and Marcel J. Dumeny, and each of them, jointly and severally and with full power of substitution, as Proxies to vote, as designated below, all common stock of Fairfield Communities, Inc. owned by the undersigned at the Annual Meeting of Stockholders to be held on Thursday, May 9, 1996, at 9:00 a.m. Central Daylight Saving Time at The Capital Hotel, 111 West Markham Street, Little Rock, Arkansas, and at any and all postponements and adjournments thereof.


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION FOR VOTING IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

                                 <REVERSE SIDE>

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION TO THE BOARD OF DIRECTORS OF THE NOMINEES LISTED IN PROPOSAL 1.

1.  Election of Directors


Nominees:  Les R. Baledge, Russell A. Belinsky, Ernest D.
Bennett, III, Philip L. Herrington, Ronald Langley, Bryan
D. Langton, John W. McConnell, Charles D. Morgan, Jr.,
William C. Scott


      FOR         WITHHELD
       _             _
      |_|           |_|
 _
|_|____________________________________
 For all nominees except as noted above


                                     Please complete, date, sign and return
                                     this proxy promptly in the enclosed
                                     envelope.  If signing as attorney,
                                     executor, administrator, trustee or
                                     guardian, please give full title as
                                     such.  If signing on behalf of a
                                     corporation, please sign in full
                                     corporate name by an authorized officer.
                                     If shares are registered in more than
                                     one name, all holders must sign.  The
                                     undersigned hereby acknowledges receipt
                                     of the Notice of Annual Meeting of
                                     Stockholders, the Proxy Statement and
                                     the Annual Report to Stockholders for
                                     the year ended December 31, 1995 which
                                     accompanied or preceded the Proxy
                                     Statement.



Signature: _____________ Date: ______  Signature: _____________ Date: ______